Exhibit 99.1

Investor Contact Ken Diptee
Executive Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen & Co.

415-618-8750

DineEquity, Inc. Announces Third Quarter 2011

Financial and Operating Results

GLENDALE, Calif., November 3, 2011 – DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the third quarter ended September 30, 2011.

“During the quarter, we made good progress in achieving our long-term strategic goals as we continued to generate strong free cash flow, improve our G&A, refranchise company-operated restaurants and create value for our shareholders,” said Julia A. Stewart, Chairman and Chief Executive Officer of DineEquity.  “While same-restaurant sales were not what we would have liked, we are confident in the plans we have at both brands to achieve our longer-term financial objectives.  With about 95% of our restaurants either franchised or soon to be franchised, we are close to completing the planned transformation of the Company into a pure franchisor and creating a platform upon which we will continue generating strong cash flow going forward.”

DineEquity’s financial performance included the following highlights:

•                  Adjusted net income available to common stockholders was $19.1 million for the third quarter 2011, compared to $16.6 million for the same quarter in 2010.  The increase in adjusted net income was primarily due to the elimination of the dividend on Series A perpetual preferred stock and lower cash interest expense, partially offset by lower profit due to the refranchising of 149 Applebee’s company-operated restaurants.  Adjusted EPS was $1.04 per diluted share for the third quarter 2011.  (See “Non-GAAP Financial Measures” below.)

•                  For the first nine months of 2011, adjusted net income available to common stockholders was $61.7 million, or $3.37 per diluted share, compared to $51.1 million, or $2.92 per diluted share, in the same period in 2010.  The increase in adjusted net income was primarily due to the elimination of the dividend on Series A perpetual preferred stock, lower cash interest expense, and a lower tax rate, partially offset by lower segment profit due to refranchising.  (See “Non-GAAP Financial Measures” below.)

•                  Net income available to common stockholders was $15.5 million, or $0.85 per diluted share, for the third quarter 2011, compared to net income of $7.8 million, or $0.44 per diluted share, for the same quarter in 2010.  The increase in net income was due to lower interest expense and the elimination of the dividend on Series A perpetual preferred stock as a result of redeeming this security in the fourth quarter of 2010, partially offset by refranchising a total of 149 restaurants.

•                  For the first nine months of 2011, net income available to common stockholders was $43.4 million, or $2.38 per diluted share, compared to $28.0 million, or $1.60 per diluted share in the same period in 2010.  The increase was due in part to lower interest expense, the elimination of the dividend on Series A preferred stock, and a gain on the sale of 66 Applebee’s company-operated restaurants in the St. Louis and Washington, D.C. areas.  These items were partially offset by impairment and closure charges related to the termination of the sublease for the Applebee’s restaurant support center in Lenexa, Kansas, lower segment profit largely driven by refranchising, and higher debt extinguishment charges.

•                  Under the $45 million share repurchase authorization announced in August 2011, the Company repurchased 534,101 shares of its common stock in the third quarter for a total of $21.2 million.

•                  Total debt was reduced by $193.1 million over the first nine months of 2011 as a result of net cash proceeds and financing obligation reductions from the sale of 66 Applebee’s company-operated restaurants in the St. Louis and Washington, D.C. areas, cash on hand, and free cash flow.  The company has reduced term loan balances by $110.0 million, retired $39.8 million of the 9.5% senior notes and $43.3 million of financing and capital lease obligations for the first nine months of the year.

•                  For the first nine months of 2011, cash flows from operating activities were $95.1 million, consolidated capital expenditures were $20.8 million, and free cash flow was $84.2 million.  (See “Non-GAAP Financial Measures” below.)

•                  Consolidated general and administrative expenses decreased 2.2% to $38.7 million for the third quarter 2011, compared to the third quarter of 2010.  For the year-to-date period, consolidated general and administrative expenses decreased 1.6% to $115.2 million versus the same period in 2010.

•                  Applebee’s company-operated restaurant operating margin was 14.2% in the third quarter 2011, compared to 14.8% for the third quarter 2010.  The unfavorable comparison was primarily due to increasing commodity costs and investments in local advertising, partially offset by the refranchising of lower margin restaurants.  For the first nine months of 2011, Applebee’s company-operated restaurant operating margin was 14.4%, compared to 14.6% for the same period in 2010.

•                  IHOP franchisees and its area licensees opened 39 new restaurants worldwide in the first nine months of 2011, in line with our full-year IHOP development outlook.

Same-Restaurant Sales Performance

•                  Applebee’s domestic system-wide same-restaurant sales decreased 0.3% for the third quarter 2011, which represented the first quarter of negative same-restaurant sales since the second quarter of 2010.  The same-restaurant sales performance was driven by a decrease in guest traffic, partially offset by an increase in average guest check.  Domestic franchise same-restaurant sales decreased 0.4% and company-operated Applebee’s same-restaurant sales increased 0.1% for the third quarter 2011, compared to the same quarter in 2010.

•                  IHOP’s domestic system-wide same-restaurant sales decreased 1.5% for the third quarter 2011, compared to the same quarter in 2010.  Same-restaurant sales reflected declines in traffic and a higher average guest check.

Recent Developments

On August 15, 2011, DineEquity announced the approval by the Company’s Board of Directors of the repurchase of up to $45 million of the Company’s outstanding common stock.  Under the program, DineEquity may repurchase shares on an opportunistic basis from time to time in open market transactions and in privately negotiated transactions, based on business, market, applicable legal requirements and other considerations.  The repurchase program does not require the company to repurchase any specific number of shares, and may be terminated at any time.

On October 13, 2011, the Company announced that it entered into an asset purchase agreement with Apple Investors Group, LLC for the sale of 17 Applebee’s company-operated restaurants located in Tennessee, Illinois, Mississippi, Missouri, Kentucky and Arkansas.  The transaction is expected to result in net proceeds after taxes of approximately $15.9 million and reduce DineEquity’s sale-leaseback related financing obligations by $11.3 million.  The Company expects to pay approximately $2.4 million related to the settlement of net working capital liabilities and deal costs.  Additionally, the sale of these Applebee’s company-operated restaurants will result in approximately $0.9 million in annualized consolidated general and administrative expense savings.  The Company anticipates closing the transaction in the first quarter of 2012.

On November 2, 2011, DineEquity successfully completed the sale of 62 restaurants from the previously-announced transaction involving 66 company-operated Applebee’s restaurants located in New England.  The four remaining restaurants are expected to close soon.

2011 Financial Performance Outlook

Given that DineEquity’s brands are nearly 95% franchised, the Company is providing an adjusted earnings per share (EPS) outlook as it believes that adjusted EPS, along with cash flow and same-restaurant sales, are key measures by which the Company will be evaluating its success going forward.  The strength of the Company’s fully franchised business model is that it somewhat mitigates earnings fluctuations based on restaurant sales.  The Company expects adjusted earnings per share (EPS) to range between $4.20 and $4.30 per diluted share.  (See “Non-GAAP Financial Measures” below.)

Additionally, DineEquity provided the following fiscal 2011 guidance:

•                  Revised consolidated cash from operations to range between $117 and $127 million, which reflects a reduction from previous expectations of $125 to $135 million. Revised consolidated free cash flow to range between $104 and $114 million, which reflects a reduction from previous expectations of $112 to $122 million. The $8 million reductions in consolidated cash from operations and consolidated free cash flow relate solely to the net working capital impact of the refranchising of 66 Applebee’s company-operated restaurants in New England as previously discussed in our May 31, 2011 press release. (See “Non-GAAP Financial Measures” below.)

•                  Reiterated that approximately $13 million is expected to be generated from the structural run-off of the Company’s long-term receivables.

•                  Reiterated consolidated capital expenditures of approximately $26 million.

•                  Revised Applebee’s domestic system-wide same-restaurant sales performance to range between 1.5% and 2.0%, a reduction from previous expectations of between 2% and 4%.

•                  Revised IHOP’s domestic system-wide same-restaurant sales performance to range between negative 2.0% and negative 2.5%, a reduction from previous expectations of between positive 1% and negative 2%.

•                  Revised restaurant operating margin at Applebee’s company-operated restaurants to range between 14.4% and 14.8%.  This reflects a reduction from previous expectations of between 14.8% and 15.2%.

•                  Reiterated consolidated general & administrative expense to range between $157 and $160 million, including non-cash stock-based compensation expense and depreciation of approximately $18 million.

•                  Reiterated consolidated interest expense to range between $134 and $139 million, of which approximately $7 million is expected to be non-cash interest expense.

•                  Reiterated Applebee’s franchisees to develop between 24 and 28 new restaurants, approximately half of which are expected to open internationally.

•                  Narrowed the range of new restaurants to be developed by IHOP franchisees to between 55 and 60, the majority of which are expected to be opened in the U.S.

•                  Reiterated an income tax rate of 36% for 2011.

•                  Reiterated full-year weighted average diluted shares outstanding to be approximately 18.3 million shares.

The Company’s 2011 financial performance guidance excludes any impact from the future sales of Applebee’s company-operated restaurants, the timing of which could be highly variable due to factors including the economy, the availability of buyer financing, acceptable valuations, and the operating wherewithal of the acquiring franchisee.  Should additional Applebee’s company-operated restaurants be sold this year, DineEquity plans to update its performance guidance accordingly, in conjunction with its regular quarterly reporting schedule, following any transaction announcement.

Investor Conference Call Today

The Company will host an investor conference call today (Thursday, November 3, 2011, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time) to discuss its third quarter 2011 results.  To participate on the call, please dial (888) 713-4216 and reference pass code 20830563. Participants may also pre-register to obtain a unique pin number to join the live call without operator assistance by visiting the following Web site: https://www.theconferencingservice.com/prereg/key.process?key=P8ARJ6EKX

A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed through November 10, 2011 by dialing (888) 286-8010 and referencing pass code 21428112. An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,500 restaurants combined, DineEquity is one of the largest full-service restaurant companies in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s substantial indebtedness; risk of future impairment charges; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; shortages or interruptions in the supply or delivery of food; changing health or dietary preferences; harm to our brands’ reputation; litigation; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; third-party claims with respect to intellectual property assets; heavy dependence on information technology; failure to protect the integrity and security of individually identifiable information; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders (adjusted EPS),” “EBITDA,” and “free cash flow.”  “Adjusted EPS” is computed for a given period is computed by deducting from net income (loss) available to common stockholders for such period the effect of any impairment and closure charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any debt modification costs and any gain or loss related to the disposition of assets incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  The Company defines “EBITDA” for a given period is defined as income before income taxes less interest expense, loss on retirement of debt and Series A preferred stock, depreciation and amortization, impairment and closure charges, stock-based compensation, gain/loss on sale of assets and other charge backs as defined by its credit agreement.  “Free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less dividends paid and capital expenditures.  Management utilizes EBITDA for debt covenant purposes and free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities, capital expenditures and preferred dividends.  Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes.  Adjusted EPS, EBITDA and free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles.

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Segment Revenues:
Franchise revenues	$97,679	$92,157	$300,782	$280,851
Company restaurant sales	131,618	206,907	420,955	642,216
Rental revenues	31,163	32,210	95,003	98,329
Financing revenues	4,021	4,241	16,279	12,319
Total segment revenues	264,481	335,515	833,019	1,033,715
Segment Expenses:
Franchise expenses	25,006	25,298	78,656	76,163
Company restaurant expenses	113,976	177,253	363,021	551,874
Rental expenses	24,521	24,628	73,734	74,337
Financing expenses	425	763	6,001	1,234
Total segment expenses	163,928	227,942	521,412	703,608
Gross segment profit	100,553	107,573	311,607	330,107
General and administrative expenses	38,712	39,594	115,152	116,994
Interest expense	32,170	42,814	101,343	131,530
Impairment and closure charges	193	1,143	26,947	3,725
Debt modification costs	—	—	4,103	—
Amortization of intangible assets	3,075	3,077	9,225	9,230
Loss (gain) on extinguishment of debt	—	—	7,885	(4,640)
Loss (gain) on disposition of assets	1,176	745	(21,287)	923
Income before income taxes	25,227	20,200	68,239	72,345
Provision for income taxes	(8,702)	(5,869)	(21,667)	(24,302)
Net income	$16,525	$14,331	$46,572	$48,043

Net income available to common stockholders
Net income	$16,525	$14,331	$46,572	$48,043
Less: Series A preferred stock dividends	—	(5,640)	—	(17,100)
Less: Accretion of Series B preferred stock	(647)	(612)	(1,915)	(1,810)
Less: Net income allocated to unvested participating restricted stock	(359)	(307)	(1,212)	(1,113)
Net income available to common stockholders	$15,519	$7,772	$43,445	$28,020
Net income available to common stockholders per share
Basic	$0.86	$0.45	$2.43	$1.63
Diluted	$0.85	$0.44	$2.38	$1.60
Weighted average shares outstanding
Basic	17,968	17,227	17,912	17,168
Diluted	18,243	17,568	18,268	17,519

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$53,940	$102,309
Restricted cash	3,221	854
Receivables, net	73,071	98,776
Inventories	10,695	10,757
Prepaid income taxes	13,763	34,094
Prepaid gift cards	25,048	27,465
Prepaid expenses	14,439	14,602
Deferred income taxes	31,367	24,301
Assets held for sale	39,972	37,944
Total current assets	265,516	351,102
Non-current restricted cash	—	778
Restricted assets related to captive insurance subsidiary	3,675	3,562
Long-term receivables	230,588	239,945
Property and equipment, net	524,947	612,175
Goodwill	697,470	697,470
Other intangible assets, net	825,046	835,879
Other assets, net	115,097	115,730
Total assets	$2,662,339	$2,856,641
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$7,420	$9,000
Accounts payable	29,410	32,724
Accrued employee compensation and benefits	23,748	32,846
Gift card liability	68,066	124,972
Accrued interest payable	31,763	17,482
Current maturities of capital lease and financing obligations	15,015	16,556
Facility closure liability	20,530	—
Other accrued expenses	23,359	31,502
Total current liabilities	219,311	265,082
Long-term debt, less current maturities	1,480,393	1,631,469
Financing obligations, less current maturities	203,091	237,826
Capital lease obligations, less current maturities	136,957	144,016
Deferred income taxes	384,629	375,697
Other liabilities	114,484	118,972
Total liabilities	2,538,865	2,773,062
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, Series B, at accreted value, shares: 10,000,000 authorized; 35,000 issued; September 30, 2011 - 34,900 outstanding; December 31, 2010 - 35,000 outstanding	43,850	42,055
Common stock, $.01 par value, shares: 40,000,000 authorized; September 30, 2011 - 24,669,129 issued, 18,034,083 outstanding; December 31, 2010 - 24,382,991 issued, 18,183,083 outstanding	247	243
Additional paid-in-capital	203,971	192,214
Retained earnings	168,907	124,250
Accumulated other comprehensive loss	(312)	(282)
Treasury stock, at cost (shares: September 30, 2011 - 6,635,046; December 31, 2010 - 6,199,908)	(293,189)	(274,901)
Total stockholders’ equity	123,474	83,579
Total liabilities and stockholders’ equity	$2,662,339	$2,856,641

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities
Net income	$46,572	$48,043
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	38,599	47,594
Non-cash interest expense	4,582	31,203
Loss (gain) on extinguishment of debt	7,885	(4,640)
Impairment and closure charges	26,729	3,085
Deferred income taxes	1,866	(10,976)
Non-cash stock-based compensation expense	6,913	11,150
Tax benefit from stock-based compensation	6,085	1,407
Excess tax benefit from stock options exercised	(5,713)	(2,211)
(Gain) loss on disposition of assets	(21,287)	923
Other	(217)	(1,847)
Changes in operating assets and liabilities
Receivables	25,360	30,930
Inventories	(1,202)	226
Prepaid expenses	2,449	2,649
Current income tax receivables and payables	21,519	7,253
Accounts payable	(3,992)	(4,699)
Accrued employee compensation and benefits	(9,099)	(3,460)
Gift card liability	(56,906)	(49,742)
Other accrued expenses	4,928	(9,384)
Cash flows provided by operating activities	95,071	97,504
Cash flows from investing activities
Additions to property and equipment	(20,829)	(11,421)
Proceeds from sale of property and equipment and assets held for sale	60,188	1,975
Principal receipts from notes, equipment contracts and other long-term receivables	9,922	14,939
Other	(558)	1,842
Cash flows provided by investing activities	48,723	7,335
Cash flows from financing activities
Proceeds from issuance of long-term debt	25,000	—
Repayment of long-term debt	(178,437)	(80,658)
Principal payments on capital lease and financing obligations	(10,296)	(12,191)
Dividends paid	—	(17,100)
Purchase of common stock	(21,170)	—
Payment of debt modification and issuance costs	(12,307)	(1,008)
Repurchase of restricted stock	(4,802)	(1,029)
Proceeds from stock options exercised	6,326	2,487
Excess tax benefit from stock options exercised	5,713	2,211
Change in restricted cash	(1,590)	25,377
Other	(600)	(12)
Cash flows used in financing activities	(192,163)	(81,923)
Net change in cash and cash equivalents	$(48,369)	$22,916
Cash and cash equivalents at beginning of period	102,309	82,314
Cash and cash equivalents at end of period	53,940	105,230

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income available to common stockholders to (ii) net income available to common stockholders excluding impairment and closure charges, loss (gain) on extinguishment of debt, amortization of intangible assets, non-cash interest expense, debt modification costs and loss (gain) on disposition of assets, and related per share data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income available to common stockholders, as reported	$15,519	$7,772	$43,445	$28,020
Impairment and closure charges	168	899	26,729	3,085
Loss (gain) on extinguishment of debt	—	—	7,885	(4,640)
Amortization of intangible assets	3,075	3,077	9,225	9,230
Non-cash interest expense	1,594	10,582	4,582	31,203
Debt modification costs	—	—	4,103	—
Loss (gain) on disposition of assets	1,176	745	(21,287)	923
Income tax provision	(2,393)	(6,091)	(12,432)	(15,841)
Net income allocated to unvested participating restricted stock	(82)	(351)	(511)	(916)
Net income available to common stockholders, as adjusted	$19,057	$16,633	$61,739	$51,064
Diluted net income available to common stockholders per share:
Net income available to common stockholders , as reported	$0.85	$0.44	$2.38	$1.60
Impairment and closure charges	0.01	0.03	0.85	0.11
Loss (gain) on extinguishment of debt	—	—	0.25	(0.16)
Amortization of intangible assets	0.10	0.11	0.29	0.32
Non-cash interest expense	0.05	0.36	0.14	1.07
Debt modification costs	—	—	0.13	—
Loss (gain) on disposition of assets	0.04	0.02	(0.68)	0.03
Net income allocated to unvested participating restricted stock	—	(0.02)	(0.03)	(0.05)
Change due to increase in net income	(0.01)	0.01	0.04	—
Diluted net income available to common stockholders per share, as adjusted	$1.04	$0.95	$3.37	$2.92

Numerator for basic EPS-income available to common stockholders, as adjusted	$19,057	$16,633	$61,739	$51,064
Effect of unvested participating restricted stock using the two-class method	21	13	87	40
Effect of dilutive securities:
Stock options	—	—	—	—
Convertible Series B preferred stock	647	—	1,915	—
Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$19,725	$16,646	$63,741	$51,104

Denominator for basic EPS-weighted-average shares	17,968	17,227	17,912	17,168
Effect of dilutive securities:
Stock options	275	341	356	351
Convertible Series B preferred stock	634	—	634	—
Denominator for diluted EPS-weighted-average shares and assumed conversions	18,877	17,568	18,902	17,519

NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

Reconciliation of U.S. GAAP income (loss) before income taxes to EBITDA:

	Nine Months Ended	Twelve Months Ended
	September 30, 2011
U.S. GAAP income (loss) before income taxes	$68,239	$(16,187)
Interest charges	115,457	160,206
Loss on retirement of debt and Series A Preferred Stock	7,885	119,528
Depreciation and amortization	38,599	52,432
Non-cash stock-based compensation	6,913	8,848
Impairment and closure charges	26,726	27,122
Other	6,593	6,689
Gain on sale of assets	(21,287)	(35,782)
EBITDA	$249,125	$322,856

Reconciliation of the Company’s cash provided by operating activities to free cash flow:

	Nine Months Ended
	September 30,
	2011	2010
Cash flows provided by operating activities	$95,071	$97,504
Principal receipts from notes, equipment contracts and other long-term receivables	9,922	14,939
Dividends paid	—	(17,100)
Additions to property and equipment	(20,829)	(11,421)
Free cash flow	$84,164	$83,922

Restaurant Data

The following table sets forth, for the three-month and nine-month periods ended September 30, 2011 and 2010, the number of effective restaurants in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(unaudited)
Applebee’s Restaurant Data
Effective restaurants(a)
Franchise	1,766	1,607	1,757	1,606
Company	243	393	253	394
Total	2,009	2,000	2,010	2,000
System-wide(b)
Sales percentage change(c)	(0.1)%	3.4%	2.6%	(0.9)%
Domestic same-restaurant sales percentage change(d)	(0.3)%	3.3%	2.3%	(0.5)%
Franchise(b)(e)(g)
Sales percentage change(c)	(1.3)%	4.1%	1.8%	(0.2)%
Domestic same-restaurant sales percentage change(d)	(0.4)%	3.8%	2.5%	(0.2)%
Average weekly domestic unit sales (in thousands)	$44.2	$44.8	$47.0	$46.2
Company(f)(g)
Sales percentage change(c)	1.4%	0.4%	1.0%	(3.9)%
Same-restaurant sales percentage change(d)	0.1%	1.2%	0.5%	(1.7)%
Average weekly domestic unit sales (in thousands)	$40.2	$39.7	$41.3	$40.9

IHOP Restaurant Data
Effective restaurants(a)
Franchise	1,347	1,297	1,339	1,289
Company	10	10	10	11
Area license	163	164	163	164
Total	1,520	1,471	1,512	1,464
System-wide(b)
Sales percentage change(c)	2.6%	2.9%	1.7%	3.4%
Domestic same-restaurant sales percentage change(d)	(1.5)%	0.1%	(2.4)%	(0.4)%
Franchise(b)(e)(g)
Sales percentage change(c)	2.5%	3.0%	1.6%	3.5%
Domestic same-restaurant sales percentage change(d)	(1.5)%	0.1%	(2.4)%	(0.4)%
Average weekly domestic unit sales (in thousands)	$34.4	$34.9	$34.6	$35.3

Company(f)(g)	n.m.	n.m.	n.m.	n.m.

Area License(e)
Sales percentage change(c)	4.4%	2.2%	2.5%	3.3%

(a)                                 “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)                                 “System-wide” sales are retail sales at IHOP and Applebee’s restaurants operated by franchisees and IHOP restaurants operated by area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)                                  “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)                                 “Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the same weeks in the prior year, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP restaurants located in Florida.

(e)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(In millions)
Reported sales (unaudited)	2011	2010	2011	2010
Applebee’s franchise restaurant sales	$932.6	$852.4	$2,957.2	$2,639.8
IHOP franchise restaurant sales	$602.7	$588.1	$1,805.5	$1,777.0
IHOP area license restaurant sales	$55.1	$52.8	$172.0	$167.8

(f)                                   Sales percentage change and same-restaurant sales percentage change for IHOP company-operated restaurants are not meaningful (“n.m.”) due to the relatively small number and test-market nature of the restaurants, along with the periodic inclusion of restaurants reacquired from franchisees that are temporarily operated by the Company.

(g)                                  The sales percentage change for the three months and nine months ended September 30, 2011 for Applebee’s franchise and company-operated restaurants was impacted by the franchising of 149 company-operated restaurants (83 in the fourth quarter of 2010, 65 in the first quarter of 2011 and one in the third quarter of 2011).

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table summarizes our restaurant development activity:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Applebee’s Restaurant Development Activity
Beginning of period	2,012	2,001	2,010	2,008
New openings
Franchisee-developed	4	3	12	11
Total new openings	4	3	12	11
Closings
Company	—	(1)	—	(7)
Franchise	(6)	(4)	(12)	(13)
Total closings	(6)	(5)	(12)	(20)
End of period	2,010	1,999	2,010	1,999
Summary-end of period
Franchise	1,767	1,607	1,767	1,607
Company	243	392	243	392
Total	2,010	1,999	2,010	1,999

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)
IHOP Restaurant Development Activity
Beginning of period	1,522	1,476	1,504	1,456
New openings
Franchisee-developed	13	9	36	35
Area license	1	1	3	3
Total new openings	14	10	39	38
Closings
Company	—	—	—	(2)
Franchise	—	(3)	(7)	(6)
Area license	(4)	—	(4)	(3)
Total closings	(4)	(3)	(11)	(11)
End of period	1,532	1,483	1,532	1,483
Summary-end of period
Franchise	1,356	1,309	1,356	1,309
Company	13	10	13	10
Area license	163	164	163	164
Total	1,532	1,483	1,532	1,483